Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060 Phone: 1-800-570-5688

For Immediate Release

Gas Natural Rejects Inadequate, Unsolicited Offers By Algonquin Power & Utilities

Board believes Gas Natural is making solid progress executing its strategy

MENTOR, OH, July 21, 2014 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), today confirmed that it had rejected unsolicited and inadequate offers made by Algonquin Power & Utilities (“Algonquin”) on January 14, March 5 and May 7, 2014. Algonquin proposed to acquire all of the outstanding shares of the Company for $10, a 20% premium of the then stock price (approximately $12), and $13, respectively.

After careful consideration and consultation with its financial and legal advisors, the independent directors, and the Board as a whole unanimously determined the offers were not in the best interests of the shareholders and elected to reject each offer. As noted in its release dated July 15, 2014, the Board is not actively engaged, nor plans to be, in a process to sell the Company. The Board will evaluate any legitimate offer to determine if it delivers value to the Company’s shareholders greater than that which the Board believes can be realized with the execution of Gas Natural’s growth strategy. The Gas Natural Board considered its long-term business strategy, which includes investing in existing utilities to expand its distribution system and grow the customer base, acquiring utilities that are either adjacent to current operations or are in under served markets, while improving operational efficiencies, in coming to its determination.

W. Gene Argo, Chairman of the Board of Gas Natural, said, “The Board of Directors was unanimous in its belief that the offers made by Algonquin undervalued the potential of the Company and were not in the best interests of all of our shareholders. The Board also believes that under the management of both our newly appointed CEO and CFO, we have the leadership the Company needs to advance our strategy and drive quality, sustainable earnings power and growth.”

Gregory J. Osborne was appointed Chief Executive Officer on May 15, 2014, while James E. Sprague assumed the position of Chief Financial Officer on May 1, 2014.

Gregory J. Osborne, CEO, stated, “I believe we are transforming Gas Natural. We continue to make solid progress with building our accounting staff, enhancing processes and controls that address regulators’ preferences, strengthening our relations and communications with the regulatory bodies of each jurisdiction in which we operate, and creating a culture of transparency and safety. Strategically, we are evaluating our assets to ensure we can generate strong earnings growth, which also includes the consideration of what may be less strategic assets. Importantly, we are training our people, learning from past mistakes and advancing Gas Natural to continue to be an efficient and effective growth utility.”

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 36 billion cubic feet of natural gas to approximately 73,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties

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Gas Natural Rejects Inadequate, Unsolicited Offers By Algonquin Power & Utilities

July 21, 2014

that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com